SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940, AS AMENDED


	The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

______________________________

Name:  Harris Insight Funds Trust

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

One Exchange Place
Boston, Massachusetts  02109

Telephone Number (including area code)  (800) 982-8782

Name and address of agent for service of process:

Patricia L. Bickimer, Esq.
One Exchange Place, 4th Floor
Boston, MA 02109

Copies to:

Cameron S. Avery, Esq.
Bell, Boyd & Lloyd
Three First National Plaza
Chicago, IL  60602

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes /X/ No / /
SIGNATURES


	Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston, Commonwealth of Massachusetts on the 11th day of December, 1995.

		HARRIS INSIGHT FUNDS TRUST

	By:	/s/  Patricia L. Bickimer
		Patricia L. Bickimer
		President



Attest:/s/ Lisa A. Rosen
	Lisa A. Rosen
	Assistant Secretary

























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